Exhibit 4.2

North Jersey Community Bank

2005 STOCK OPTION PLAN - B

Section 1. Purpose

The North Jersey Community Bank 2005 Stock Option Plan – B (the “Plan”) is hereby established to foster and promote the long-term success of North Jersey Community Bank (the “Bank”) and its shareholders by providing members of management, including employees and management officials, with an equity interest in the Bank. The Plan will assist the Bank in attracting and retaining the highest quality of experienced persons to serve as Directors and in aligning the interests of such persons more closely with the interests of the Bank’s shareholders by encouraging such parties to maintain an equity interest in the Bank.

Section 2. Definitions

Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

“Act” means the Securities Exchange Act of 1934, as amended from time to time, and any rules and regulations promulgated thereunder.

“Bank” means North Jersey Community Bank and any present or future subsidiary or parent corporations of North Jersey Community Bank (as defined in Section 424 of the Code) or any successor to such corporations.

“Board” means the Board of Directors of the Bank.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Common Stock” or “Stock” means the common stock, $5.00 per share par value, of the Bank.

“Disability” shall mean, with respect to a Management Official who is an employee, a permanent disability which qualifies as total disability under the terms of the Bank’s Long-Term Disability Plans and, with respect to a Management Official who is a non-employee member of the Board, permanent and total disability which if the Management Official were an employee of the Bank would be treated as a total disability under the term of the Bank’s long-term disability plan for employees as in effect from time to time.

“Fair Market Value” means, with respect to shares of Common Stock, the fair market value as determined by the Board in good faith and in a manner established by the Board from time to time, taking into account such factors as the Board shall deem relevant, including the book value of the Common Stock and, to the extent there is an established trading market for the Common Stock, the market value of the Common Stock.

“Management Official” means an employee of the Bank, a non-employee member of the Board, a member of any advisory Board or any other service provider to the Bank.

“Non-Qualified Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan.

“Option” means a Non-Qualified Stock Option granted hereunder.

“Participant” means a Management Official selected by the Board to receive an Option under the Plan.

“Plan” means the North Jersey Community Bank 2005 Stock Option Plan - B.

“Termination for Cause” means termination because of Participant’s intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation (other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Bank.

Section 3. Administration

(a) The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan, to grant Options, to determine the individuals to whom and the time or times at which Options may be granted, to determine the terms and conditions of any Option granted hereunder, including whether to impose any vesting period, and the exercise price thereof, subject to the requirements of this Plan.

(b) Subject to the other provisions of the Plan, the Board shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Board’s decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(c) The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

Section 4. Eligibility and Participation

Management Officials of the Bank shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Option or Options granted to each Participant.

Section 5. Shares of Stock Available for Options

(a) The maximum number of shares of Common Stock which may be issued and purchased pursuant to Options granted under the Plan is 60,000, subject to the adjustments as provided in Section 5 and Section 8, to the extent applicable. If an Option granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Option grant under Plan.

(b) In the event that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Board shall proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, and if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation. No fractional Shares shall be issued on account of any such adjustment.

(c) Any adjustments under this Section will be made by the Board, whose determination as to what adjustments, will be made and the extent thereof will be final, binding and conclusive.

Section 6. Non-Qualified Stock Options

6.1 Grant of Non-Qualified Stock Options.

Subject to the provisions hereof, the Board may, from time to time, grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Board may determine. Options granted under this Plan are subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Option shall be determined by the Board on the date the option is granted. The purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is greater. Shares may be purchased only upon full payment of the purchase price.

(b) Terms of Options. The term during which each Option may be exercised shall be determined by the Board, but in no event shall an Option be exercisable in whole or in part more than ten (10) years from the date of grant.

(c) Termination of Service. Except as provided herein, unless otherwise determined by the Board, upon the termination of the service of a Participant who is not an employee for any reason other than Disability, death or Termination for Cause, the Participant’s Options shall be exercisable only as to those shares which were immediately exercisable by the participant at the date of termination and only for one (1) year from the date of such termination. In the event of death or termination of service of a Participant who is not an employee as a result of Disability of any Participant, all Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one (1) year from the date of such termination. Upon the termination of the service of a Participant who is a common law employee of the Bank for any reason other than Disability, death or Termination for Cause, the Participant’s Options shall be exercised only as to those shares which were immediately exercisable by the Participant at the date of termination and only for a period of three months following termination. In the event of death or termination of service of Participant who is a common law employee of the Bank as a result of Disability of any such Participant, all Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one year or such longer period as is determined by the Board following the date of the Participant’s death or termination of service due to Disability, provided and in no event shall the period extend beyond the expiration of the Option term. Notwithstanding any other provisions set forth herein to the contrary nor any provision contained in any agreement relating to the award of an option, in the event of a Termination for Cause, all of the Participant’s Options shall immediately expire upon such Termination for Cause and shall not be exercisable, regardless of whether such Options were vested.

(d) Transferability. Except as provided for hereunder, no Option granted under the Plan shall be assignable or transferable by a Participant, and any attempted disposition thereof shall be null and void and of no effect. A Participant may transfer or assign an Option granted hereunder to an immediate family member or trust or benefit plan established for the Participant or an immediate family member. For terms of this provision, the term “immediate family member” means a Participant’s spouse, parents and offspring. Nothing contained herein shall be deemed to prevent transfers by will or by the applicable laws of descent and distribution.

Section 7. Extension

The Board may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised.

Section 8. General Provisions Applicable to Options

(a) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

(b) Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Board at the time of grant or at any time thereafter.

(c) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Bank, in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Bank, the Board will provide for any one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof, (ii) upon written notice to the Participants, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Bank will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, and (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event.

(d) The Participant shall pay to the Bank, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. In the Board’s sole discretion, a Participant may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Bank may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(e) For purposes of the Plan, the following events shall not be deemed a termination of service of a Participant:

(i) a transfer to the employment of the Bank from a subsidiary or from the Bank to a subsidiary, or from one subsidiary to another, or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Bank, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing.

(f) The Board may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefore another Option of the same or a different type or changing the date of exercise or realization, provided that the Participant’s consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and further provided that no amendment increasing the number of shares subject to the Plan or decreasing the exercise price for any option provided for under the Plan may be effectuated without the approval of the shareholders of the Bank; provided, however, that no such amendment or modification will be effective if such amendment or modification would cause the Plan to fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation.

Section 9. Miscellaneous

(a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment or service on the Bank’s Board. The Bank expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

(b) Nothing contained in the Plan shall prevent the Bank from adopting other or additional compensation arrangements.

(c) Subject to the provisions of the applicable Option, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non-cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

(e) No member of the Board shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board shall be indemnified by the Bank against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

(f) This Plan shall become effective upon its approval by the holders of two-thirds (2/3) of the Common Stock of the Bank entitled to vote and the approval of the Plan by the Commissioner of the Department of Banking and Insurance pursuant to Section 27.51 of the Banking Act of 1948, as amended. Prior to such approval, Options may be granted under the Plan expressly subject to such approval.

(g) Options may not be granted under the Plan more than ten (10) years after approval of the Plan by the Bank’s Shareholders, but then outstanding Options may extend beyond such date.

(h) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

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